Exhibit 99.1

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
1 (888) 422-6562
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Berry Allen – Investor Relations
E-Mail: beallen@mbfinancial.com

FOR IMMEDIATE RELEASE

MB Financial, Inc. Announces Redemption of Certain of its Trust Preferred Securities

CHICAGO (September 10, 2018) - MB Financial, Inc. (the “Company”) (NASDAQ: MBFI) announced today that FOBB Statutory Trust III (the “Trust”) will redeem all of the Trust’s issued and outstanding capital (preferred) securities (the “Capital Securities”) on October 23, 2018. The aggregate redemption price (the “Redemption Price”) is $5.0 million plus accrued and unpaid interest to the redemption date, totaling approximately $0.1 million.

The redemption of the Capital Securities is a result of the concurrent redemption that will be made by the Company, as the successor in interest to First Oak Brook Bancshares, Inc., of its Floating Rate Junior Subordinated Debt Securities due 2034, all of which are held by the Trust.

Notice of the redemption and payment of the aggregate Redemption Price will be made to registered holders of the Capital Securities on the Trust’s behalf by Wilmington Trust Company (the “Trustee”). The Capital Securities are to be surrendered for payment of the Redemption Price to Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890; Attn: Workflow Management - 5th Floor. Questions regarding the redemption of the Capital Securities may be directed to the Trustee by calling 302-636-6398.

MB Financial, Inc. is the Chicago-based holding company for MB Financial Bank, N.A. (“MB”) which has approximately $20 billion in assets and a more than one hundred year history of building deep and lasting relationships with middle-market companies and individuals. MB offers a full range of powerful financial solutions and the expertise and experience of bankers who are focused on their clients’ success. Learn more about MB by visiting www.mbfinancial.com.

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Safe Harbor Statement: Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. By their nature, such statements are subject to numerous factors that could cause actual results to differ materially from those anticipated in the statements, as discussed in MB Financial Inc.’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements and MB Financial, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.